Exhibit 99.1

Akorn Announces Launch of Erythromycin Ophthalmic Ointment USP 1 g

LAKE FOREST, Ill.--(BUSINESS WIRE)--September 16, 2010--Akorn, Inc. (NASDAQ:AKRX) a niche generic pharmaceutical company, today announced that the U.S. Food and Drug Administration (FDA) has granted approval of the Company’s Erythromycin Ophthalmic Ointment USP 1 g as a supplement to the Company’s already approved Abbreviated New Drug Application (ANDA) for Erythromycin Ophthalmic Ointment USP 3.5 g. The company has begun shipping the product to its customers.

Raj Rai, Chief Executive Officer of Akorn stated, "Recent market shortages have made this an attractive product which is complimentary to the other ophthalmic ointments Akorn currently sells. This approval gives us access to both the sizes of Erythromycin Ophthalmic Ointment and positions us to compete effectively in all channels through which the product is sold.”

According to IMS Health, the annualized U.S. sales for Erythromycin 1 g based on second quarter 2010 data were approximately $23 million.

About Akorn, Inc.

Akorn, Inc. is a niche pharmaceutical company engaged in the development, manufacture and marketing of multisource and branded pharmaceuticals. Akorn has manufacturing facilities located in Decatur, Illinois and Somerset, New Jersey where the Company manufactures ophthalmic and injectable pharmaceuticals. Additional information is available on the Company's website at www.akorn.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

To the extent any statements made in this news release contain information that is not historical; these statements are forward-looking in nature and express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to; ability to timely file periodic reports required by the Exchange Act; ability to maintain an effective system of internal control over financial reporting; ability to sustain profitability and positive cash flows; ability to maintain sufficient capital to fund operations; ability to successfully develop and commercialize pharmaceutical products; the impact of competitive products and pricing; the difficulty of predicting Food and Drug Administration filings and approvals; reliance on key alliance agreements; the availability of raw materials; the regulatory environment; exposure to product liability claims; fluctuations in operating results and other risks described in our Annual Report on Form 10-K for the year ended December 31, 2009. Forward-looking statements speak only as to the date on which they are made, and Akorn Inc. undertakes no obligation to update publicly or revise any forward-looking statement, regardless of whether new information becomes available, future developments occur or otherwise.

CONTACT:
Akorn, Inc.
Tim Dick, 847-279-6150
Chief Financial Officer